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               [LETTERHEAD FOR WEATHERFORD ENTERRA APPEARS HERE]


                                                                     EXHIBIT 5.1

                                           July 18, 1997



Weatherford Enterra, Inc.
1360 Post Oak Boulevard, Suite 1000
Houston, Texas  77056

RE: REGISTRATION STATEMENT ON FORM S-8 -- 1997 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN (THE "REGISTRATION STATEMENT")

Dear Sirs:

     I am Senior Vice President, Secretary and General Counsel for Weatherford Enterra, Inc. a Delaware corporation (the "Company"), and have acted as legal counsel in connection with the authorization of an aggregate amount of 250,000 shares (the "Shares") of the common stock, $.10 par value of the Company ("Common Stock"), that may be issued to non-employee directors of the Company pursuant to and subject to the terms and conditions of the Company's 1997 Non-Employee Director Restricted Stock Plan (the "Plan").

     In connection with rendering the opinions hereinafter expressed, I have examined, among other things, the Plan, the Restated Certificate of Incorporation and By-Laws of the Company, both as amended to date, the corporate proceedings with respect to the Plan and such other corporate documents as I have deemed appropriate.

     Based on the foregoing, and having due regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Plan, and the issuance of the Shares pursuant to the Plan, have been duly authorized by all necessary corporate action on the part of the Company.

     2. Upon the issuance of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable, and the holders thereof will have no personal liability for the debts and obligations of the Company solely as a result of their status as stockholders under the laws of the State of Delaware, where the Company is incorporated, or the laws of the State of Texas, where the Company has its principal place of business.
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Weatherford Eneterra, Inc.
July 18, 1997
Page 2

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement registering the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in said Registration Statement.

     The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the laws of the State of Texas and the federal securities law of the United States of America.

     This opinion is provided at your request and solely in connection with the Registration Statement. This opinion may be relied upon only by you and may not be quoted from or referred to or copies delivered to any other person without my prior written consent, except as provided herein.

     I own beneficially 41,538 Shares of Common Stock and hold options to purchase an additional 42,000 shares of Common Stock, of which 28,000 options are immediately exercisable.



                                    Very truly yours,

                                    /s/ H. Suzanne Thomas
                                    -----------------------------
                                    H. Suzanne Thomas